SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           ---------------------------


                                   FORM 8-A/A1


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                 MGI PROPERTIES
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


       Massachusetts                                       04-6268740
--------------------------------------------------------------------------------
(State or other jurisdiction of                        (I.R.S. employer
incorporation or organization)                        identification no.)



One Winthrop Square, Boston, Massachusetts                    02110
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip code)



Securities registered pursuant to Section 12(b) of the Act:


Title of each class                             Name of each exchange on which
to be so registered                             each class is to be registered
--------------------------------------------------------------------------------


Preferred Share Purchase Rights                    New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

ITEM 1.           DESCRIPTION OF SECURITIES TO BE REGISTERED.

         Reference is hereby made to the Form 8-A of MGI Properties, a Massachusetts business trust (the "Registrant"), filed with the Securities and Exchange Commission on June 26, 1989, which is hereby incorporated by reference herein.

         The Registrant has executed an Amendment, dated as of March 26, 1999 (the "Amendment"), to the Rights Agreement, dated as of June 21, 1989, between the Registrant and BankBoston, N.A. (formerly, The First National Bank of Boston), as Rights Agent (the "Rights Agreement"), in order to enable Warren Buffett and his affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of up to 15% or more of the outstanding Common Shares of the Registrant without becoming an Acquiring Person (as defined in the Rights Agreement).

         A copy of the Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment.

ITEM 2.           EXHIBITS.

                  1.       Amendment  No.  1 to  Rights  Agreement,  dated as of
                           March  26,   1999,   between   MGI   Properties   and
                           BankBoston, N.A.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 8, 1999               MGI PROPERTIES


                                        By: /S/ PHILLIP C. VITALI
                                              ----------------------------------
                                              Name: Phillip C. Vitali
                                              Title:   Executive Vice President
                                                       and Treasurer

                                  EXHIBIT LIST


1. Amendment No. 1 to Rights Agreement, dated as of March 26, 1999, between MGI Properties and BankBoston, N.A.

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT
                       -----------------------------------


         This amendment, dated as of March 26, 1999, amends the Rights Agreement dated as of June 21, 1989 (the "Rights Agreement") between MGI Properties (the "Trust") and BankBoston, N.A. (formerly, The First National Bank of Boston), as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                               W I T N E S S E T H
                               -------------------

         WHEREAS, on June 21, 1989, the Board of Trustees of the Trust authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one preferred share purchase right (a "Right," collectively, the "Rights"); and

         WHEREAS, the Board of Trustees of the Trust authorized and declared a dividend distribution of one Right for every Common Share of the Trust outstanding on July 5, 1989 and authorized the issuance of one Right (subject to certain adjustments) for each Common Share of the Trust issued between the Dividend Record Date and the Distribution Date; and

         WHEREAS, on June 21, 1989, the Trust and the Rights Agent entered into the Rights Agreement to set forth the description and terms of the Rights; and

         WHEREAS,   pursuant  to  Section  27  of  the  Rights  Agreement,   the
Disinterested Trustees now unanimously desire to amend certain provisions of the Rights Agreement in order to supplement certain provisions therein;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(a) is amended by adding the following at the end thereof:

                  "Notwithstanding the foregoing, Warren Buffett, together with all Affiliates of such Person, shall not be deemed an Acquiring Person for any purpose of this Agreement, provided, that such Person together with his Affiliates does not become the Beneficial Owner of 15% or more of the outstanding Common Shares of the Trust."

         2. Except as expressly herein set forth, the remaining provisions of the Rights Agreement shall remain in full force and effect.

         3. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, this Amendment No. 1 has been signed to be effective as of the close of business on this 26th day of March, 1999 by authorized representatives of each of the Trustee and the Rights Agent.

                                 MGI PROPERTIES


                                 By: /S/ W. PEARCE COUES
                                     ------------------------------------------
                                          Name:    W. Pearce Coues
                                          Title:   Chairman of the Board


                                 BANKBOSTON, N.A.
                                 (formerly, The First National Bank of Boston)


                                 By: /S/ TYLER HAYNES
                                     -----------------------------------------
                                          Name:    Tyler Haynes
                                          Title:   Director, Client Services



                                       -2-